Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Transocean Ltd. and Transocean Inc. for the registration of shares of Transocean Ltd., warrants, debt securities of Transocean Inc. and guarantee of debt securities of Transocean Inc. by Transocean Ltd., and to the incorporation by reference therein of our report dated February 24, 2010, except for Note 27, as to which the date is September 16, 2010, with respect to the consolidated financial statements and schedule of Transocean Ltd. and Subsidiaries, included in its Current Report on Form 8-K dated September 16, 2010, filed with the Securities and Exchange Commission, and our report dated February 24, 2010, with respect to the effectiveness of internal control over financial reporting of Transocean Ltd. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

September 16, 2010